                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            [Great Lakes Chemical]
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
                                [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

LOGO

                                   Notice of

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                                      and

                                PROXY STATEMENT

--------------------------------------------------------------------------------

                             Thursday, May 7, 1998
                    Harris Trust and Savings Bank Auditorium
                   111 West Monroe Street, Chicago, Illinois

                               Meeting 11:00 a.m.

                                   IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO INDICATE YOUR VOTE ON THE ENCLOSED PROXY, DATE, SIGN AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        GREAT LAKES CHEMICAL CORPORATION
                            WEST LAFAYETTE, INDIANA
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 7, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of GREAT LAKES CHEMICAL CORPORATION (the "Corporation") will be held at Harris Trust and Savings Bank (8th floor auditorium), 111 West Monroe Street, Chicago, Illinois, on Thursday, May 7, 1998, at 11:00 a.m. (Central Standard Time) for the following purposes:

     1.    To elect two directors to serve until the 2001 Annual Meeting;

     2. To approve the 1998 Stock Compensation Plan for officers, nonemployee directors and key employees of the corporation;

     3. To consider and act upon a shareholder proposal requesting declassification of the Board of Directors; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 9, 1998, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A proxy statement, form of proxy and a copy of the annual report of the Corporation for the year 1997 are enclosed.

                                          By Order of the Board of Directors,

                                          MARY P. MCCLANAHAN
                                          Secretary

March 30, 1998

                                   IMPORTANT

          PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR PROXY CARD
                           IN THE ENCLOSED ENVELOPE.

                        GREAT LAKES CHEMICAL CORPORATION
         ONE GREAT LAKES BOULEVARD, WEST LAFAYETTE, INDIANA 47996-2200

                            ------------------------

                                PROXY STATEMENT
                                 MARCH 30, 1998
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1998

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Corporation"). It is for use only at the Annual Meeting of the Shareholders to be held on May 7, 1998, and at any adjournment thereof.

     As of March 9, 1998, the record date of the meeting, 59,032,279 shares of Common Stock of the Corporation were outstanding, and each share is entitled to one vote. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting.

     Any shareholder executing a proxy retains the right to revoke it at any time prior to its use at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the corporate secretary, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

     The election of directors requires a plurality of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. A withheld vote will have no effect on the outcome of the election. If no voting instruction is given, the accompanying proxy will be voted FOR such election. Under the New York Stock Exchange rules, brokers who hold street name shares can vote in their discretion in the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE DIRECTORS.

     Approval of the 1998 Stock Compensation Plan requires a majority of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. If no voting instruction is given, the accompanying proxy will be voted FOR approval of the Plan. Under the New York Stock Exchange rules, brokers who hold street name shares can vote in their discretion to approve the Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1998 STOCK COMPENSATION PLAN.

     Approval of the Shareholder Proposal requires a majority of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. Since the proposal is simply a request that the Board take steps to declassify the Board, approval of the proposal would not result in declassification of the Board or require the Board to initiate steps to declassify the Board. If no voting instruction is given, the accompanying proxy will be voted AGAINST Proposal 3. Under the New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion to approve Proposal 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

     A quorum will exist if the shares present (including broker non-votes) constitute a majority of the outstanding shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Corporation provides that the number of directors shall be not less than three nor more than eleven, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. The Board is currently comprised of 10 members, divided into one class of four and two classes of three. Directors William H. Congleton and John S. Day, whose terms expire in 1998, will retire from the Board on May 7, 1998, and will therefore not stand for re-election. At the time of their retirement, Mr. Congleton and Dr. Day will have served as directors of the Corporation for 25 years and 23 years, respectively. Unless otherwise instructed the proxy holders will vote the proxies received by them for the two nominees, Louis E. Lataif and Mack G. Nichols, for three-year terms to expire at the Annual Meeting in 2001 and until their successors are duly elected and qualified. Nominees Lataif and Nichols are currently serving as directors and have consented to serve for the new term. Although the nominees are not expected to decline or be unable to serve as directors, in each such event, the persons named in the enclosed proxy will vote for another candidate nominated by the Board, and discretionary authority to do so is included in the proxy.

     Information in the biographies that follow is current as of March 1, 1998. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals maintain their principal occupation or employment is a parent, subsidiary or affiliate of the Corporation.

NOMINEES TO SERVE UNTIL THE 2001 ANNUAL MEETING

     LOUIS E. LATAIF  Director since 1995. (1), (2)

     Dr. Lataif, 59, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Corporation which included positions as vice president and general manager of Ford Division, vice president North American Sales Operations, president of Ford of Europe and corporate vice president of Worldwide Quality and Marketing. Dean Lataif also serves on the boards of Bank Audi (USA), Fred Jones Enterprises, Unitrode Corporation, the Lahey Clinic and the Iacocca Foundation.

     MACK G. NICHOLS  Director since February 1998.

     Mr. Nichols, 59, is president and chief operating officer and a director of Mallinckrodt Inc., a diversified chemical and healthcare company. He also serves as a director of A. P. Green Industries, Inc., as a trustee for the St. Louis Art Museum, and as a member of the Chancellor's Council for the University of Missouri-St. Louis. In addition, he serves on the boards of the National Association of Manufacturers and the Chemical Manufacturers Association, and is a member of the Health Industry Manufacturers Association and the Drug, Chemical and Allied Trades Association.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

DIRECTORS SERVING UNTIL THE 1999 ANNUAL MEETING

     EVAN BAYH  Director since 1997. (3), (5)

     Mr. Bayh, 42, a partner in the law firm of Baker & Daniels in Indianapolis, Indiana, served as Governor of Indiana for two consecutive terms, stepping down in January 1997. He also served as Secretary of State for Indiana prior to his election as governor. Mr. Bayh currently serves on the boards of Eli Lilly and Company, Indianapolis Life Insurance Corporation, Fortis Inc. and Dominick's Finer Foods Inc.

     THOMAS M. FULTON  Director since 1995. (2), (3)

     Mr. Fulton, 64, serves as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals Inc. Mr. Fulton also serves on the boards of The Advocate South Suburban Hospital and the Bethel Community Facility, and as chairman of the board of the Chicago Theological Seminary.

     ROBERT B. MCDONALD  Director since 1994. (4), (5), (6)

     Mr. McDonald, 61, was named chief executive officer and president of the Corporation in 1994. During his 30-year career with Great Lakes, he has served in a number of senior management positions. He is involved with several professional organizations, including The Chemical Manufacturers Association, and serves on Purdue University's Advisory Board for The Institute of Applied Neurology and the Dean's Advisory Council for the Krannert School of Management. Mr. McDonald also serves as a director of The Lafayette Life Insurance Corporation, is affiliated with the Cystic Fibrosis Foundation, and is active in local philanthropic and civic organizations.

DIRECTORS SERVING UNTIL THE 2000 ANNUAL MEETING

     MARTIN M. HALE  Director since 1978. (1), (4), (5), (6)

     Mr. Hale, 57, nonexecutive chairman of the Board, is executive vice president and director of Hellman Jordan Management Co. Inc., a registered investment advisor specializing in asset management, and a wholly owned subsidiary of United Asset Management Corporation. Prior to 1983, he was president and chief executive officer of Marsh & McLennan Asset Management Corporation. He also serves as a director of the Student Conservation Association, as chairman of the Board of Governors of the School of The Museum of Fine Arts, Boston, and as a trustee of The Museum of Fine Arts.

     RICHARD H. LEET  Director since 1994. (2), (3), (4)

     Dr. Leet, 71, retired as vice chairman and director of Amoco Corporation in 1991 following a lifelong career with Amoco which included service as president of Amoco Chemicals Corporation. Dr. Leet recently retired as a director of Illinois Tool Works Inc., Vulcan Materials Corporation, and Landauer, Inc., and serves as vice chairman of the Foundation Board of The Ohio State University and as a trustee of Brenau University, Gainesville, Georgia. He is also currently a member of the Executive Board of the National Council of The Boy Scouts of America which he led as president from 1990-1992. Previously he served as chairman of the board of both The Industrial Health Council and the YMCA of Metropolitan Chicago.

     JAY D. PROOPS  Director since 1996. (4), (5), (6)

     Mr. Proops, 56, is the retired co-founder and former vice chairman of The Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, he served as its president and chief financial officer and as a director. Prior to founding Vigoro, Mr. Proops held a number of senior management positions with Emerson Electric Corporation and Esmark Inc. He currently serves as a member of the Board of Trustees of The Allendale Association, as a director of The Lincoln Park Zoological Society, as a trustee of Daniel Webster College and as a board member of AMCOL International.
-------------------------

(1) Audit Committee
(2) Compensation and Incentive Committee
(3) Environmental, Safety and Health Committee
(4) Executive Committee
(5) Finance Committee
(6) Succession Planning Committee

                            DIRECTORS' COMPENSATION

RETAINER, COMMITTEE AND MEETING FEES

     Nonemployee directors receive compensation for their services in the form of an annual retainer, and committee chair and meeting fees. Great Lakes employees are not paid any fees or compensation for being on the Board or on any Board committee.

     All directors, except Mr. McDonald, receive an annual retainer of $26,000. In order to better align the directors' interests with those of the shareholders, the director retainer has been frozen for three years and, in lieu of an increase in the annual retainer, each director was granted 300 shares of restricted stock of the Corporation, effective January 1, 1998, under the 1993 Employee Stock Compensation Plan. The shares vest over three years with 100 shares vesting on the first, second and third anniversaries, respectively, of the grant date. A director's unvested shares will vest upon such director's retirement from the Board at or after age 70, or when he or she is no longer able to serve on the Board because of disability. Unvested shares will be forfeited if a director (a) chooses to leave the Board prior to age 70, (b) is not elected to serve a subsequent term (prior to age 70) or (c) dies. A director will be entitled to vote and to receive dividends with respect to such restricted stock. Awards to new directors will be prorated on a quarterly basis.

     An additional $2,000 is paid annually to directors chairing one or more committees. The nonexecutive chairman of the Board also receives an annual retainer of $100,000 in recognition of his expanded responsibilities. Directors receive $1,000 per day for attendance at Board or committee meetings and, with the exception of the chairman, for special assignments. The fees paid to directors are reviewed by the Board each year, based on industry surveys of fees paid to directors in similarly-sized industrial companies.

DEFERRED AND LONG-TERM COMPENSATION

     In January 1997 the Board resolved to replace its then existing cash Directors' Retirement Plan with a new Non-Employee Directors' Deferred and Long-Term Compensation Plan ("Deferred and Long-Term Compensation Plan"). The Board made this decision to align director compensation more closely with shareholder interests. All nonemployee directors received a one-time grant of phantom stock units based on the actuarially calculated present value of his retirement rights under the old plan. Cash dividends, stock dividends, stock splits and similar distributions apply to the phantom stock units and are credited to a director's account. All phantom stock units become fully vested after five years of service. Upon a change in control of the Corporation, the value of each director's phantom stock account will be distributed in cash. Upon retirement or resignation, each director can elect to receive vested benefits either as a single lump-sum payment, or in annual installments over 10 years. The value of each phantom stock unit will be determined on the relevant date by the fair market value of the Corporation's Common Stock.

     Under the Deferred and Long-Term Compensation Plan, each director may elect, at the time he joins the Board or prior to the commencement of subsequent calendar years, to have all or some of his cash compensation credited to a deferred compensation account. Amounts credited to this account will accrue interest equal to 90 percent of the prime interest rate of The Chase Manhattan Bank, or at such other rate as may be adopted from time to time by the Compensation and Incentive Committee of the Board. Such deferrals will be distributed to the director at the time he retires or resigns from the Board.

OTHER PROGRAMS

     The Corporation provides each nonemployee director with a term life insurance policy of $50,000 and accidental death and dismemberment insurance of $200,000.

STOCK OWNERSHIP GUIDELINES

     Stock Ownership Guidelines adopted by the Board in 1997 recommend that each nonemployee director own 1,500 shares of Common Stock, or a number of shares having a value equal to three times the annual retainer received as a director of the Corporation. It is expected that this level of ownership be achieved by 2002 for those directors serving at the time the Guidelines were adopted, and within five years following their election for any new directors elected to the Board since 1997.

                       DIRECTORS' MEETINGS AND COMMITTEES

     The Corporation has Audit; Compensation and Incentive; Environmental, Safety and Health; Executive; Finance; and Succession Planning Committees, the members of which are as shown above. During 1997 the Board met eight times. Each of the directors attended at least 97.8 percent of the aggregate of the total number of Board and committee meetings he was required to attend.

     The Audit Committee, which met twice during 1997, reviews the adequacy of internal controls and the work of the independent and internal auditors, consults with the independent public accountants concerning the audit report and the related management letter, and makes recommendations to the Board concerning the selection of independent accountants.

     The Compensation and Incentive Committee, which met five times during 1997, makes recommendations to the Board with respect to compensation for the Corporation's executives and administers the Corporation's employee stock option plans.

     The Environmental, Safety and Health Committee, which met once during 1997, assesses the Corporation's environmental, safety and health policies and performance, and makes recommendations to the Board and management regarding promoting and maintaining standards of performance.

     The Executive Committee, which met once during 1997, is empowered to act for the Board, with certain restrictions, on behalf of the Corporation.

     The Finance Committee, which met twice during 1997, and includes Mr. Jeffares, executive vice president and chief financial officer, and Mr. Ferguson, vice president and treasurer, in addition to Board members, reviews the financial affairs of the Corporation and presents recommendations for action to the Board.

     The Succession Planning Committee, which met three times during 1997, monitors and evaluates the Corporation's management resources, structure, succession planning, executive development and selection processes, recommends to the Board criteria for Board membership, and identifies candidates for election as directors. It also considers candidates recommended by shareholders for election as directors. Any such recommendation should be sent to the corporate secretary of the Corporation.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the Corporation's Common Stock beneficially owned by holders of more than five percent of its Common Stock, the directors of the Corporation, the executive officers of the Corporation included in the Summary Compensation Table ("Named Executives") set forth under the caption "Executive Compensation and Other Information" who were employed by the Corporation as of such date, and all directors and executive officers of the Corporation as a group.
--------------------------------------------------------------------------------

                                                           AMOUNT AND NATURE           PERCENT OF
                  NAME AND ADDRESS                           OF BENEFICIAL            COMMON STOCK
                OF BENEFICIAL OWNER                   OWNERSHIP(1)(2)(3)(4)(5)(6)     OUTSTANDING
--------------------------------------------------------------------------------------------------
T. Rowe Price Associates Inc........................           6,704,584                 11.36%
Investment Advisor(7)
  100 E. Pratt Street
  Baltimore, Maryland 21202
State Farm Mutual Automobile Insurance
  Corporation.......................................           4,543,600                  7.70%
and Related Entities(8)
  One State Farm Plaza
  Bloomington, Illinois 61710-0001
Robert B. McDonald(9)...............................             184,475                     *
Robert T. Jeffares(10)..............................             188,242                     *
L. Donald Simpson(11)...............................              46,530                     *
Dennis J. Kerrison..................................                   0                     *
Marshall E. Bloom(12)...............................              26,206                     *
Evan Bayh...........................................                 300                     *
William H. Congleton(13)............................              16,300                     *
John S. Day(14).....................................               4,600                     *
Thomas M. Fulton....................................               1,300                     *
Martin M. Hale(15)..................................             215,648                     *
Louis E. Lataif.....................................               2,300                     *
Richard H. Leet.....................................               1,300                     *
Mack G. Nichols.....................................                 300                     *
Jay D. Proops.......................................               2,300
Directors and executive officers as a group.........             973,487                   1.6%

   * Less than 1%
--------------------------------------------------------------------------------
 (1) Information concerning persons known to the Corporation to be beneficial owners of more than five percent of its Common Stock is based upon the most recently available reports furnished by such persons to the Corporation on Schedules 13G filed with the Securities and Exchange Commission.

 (2) Information concerning ownership of Common Stock by directors of the Corporation, Named Executives and directors and executive officers as a group, as of March 3, 1998.

 (3) Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

 (4) In addition to the shares listed in the table as beneficially owned, the following directors have phantom stock units: E. Bayh, 1,427; W. H. Congleton, 3,332; T. M. Fulton, 2,875; M. M. Hale, 2,238; L. E. Lataif, 2,398; R. H. Leet, 3,676; M. G. Nichols, 2,296; J. D. Proops, 2,163. These
     stock units do not have any voting rights.

 (5) Ownership includes 300 shares of restricted stock granted to each nonemployee director for which investment power has not vested.

 (6) Ownership of executive officers includes shares of stock options exercisable within 60 days as disclosed in the table on options exercised and value of options at end of fiscal year.

 (7) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (8) Each of the following State Farm entities has reported sole voting power and sole disposition power and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Corporation reported 3,484,800 shares; State Farm Life Insurance Corporation has 53,000 shares; State Farm Investment Management Corporation has 462,300 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees reported 543,500 shares. State Farm Life Insurance Corporation is a wholly owned subsidiary of State Farm Mutual Automobile Insurance Corporation. State Farm Investment Management Corporation is a wholly owned subsidiary of State Farm Fire and Casualty Corporation which, in turn, is a wholly owned subsidiary of State Farm Life Insurance Corporation.

 (9) Includes 10 shares held indirectly by Mr. McDonald in the Corporation's 401(k) Plan and 7,000 shares through spousal ownership.

(10) Includes 166 shares held indirectly by Mr. Jeffares in the Corporation's 401(k) Plan, 4,966 shares through spousal ownership, and 600 shares owned by his stepchildren, for which he disclaims beneficial ownership.

(11) Includes 1,463 shares held indirectly by Mr. Simpson through the Corporation's 401(k) and Supplemental Savings Plans and 2,000 shares through spousal ownership.

(12) Includes 339 shares held indirectly by Mr. Bloom through the Corporation's Supplemental Savings Plan.

(13) Includes 4,400 shares held indirectly by Mr. Congleton through a trust for Mr. Congleton's grandchildren. Mr. Congleton disclaims beneficial ownership of these shares.

(14) Includes 1,600 shares held indirectly by Dr. Day through spousal ownership.

(15) Includes 190,840 shares held by Mr. Hale as cotrustee and 1,000 shares held by his wife as trustee for his children. Mr. Hale disclaims beneficial ownership of these 191,840 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Corporation's last three years to Robert B. McDonald, chief executive officer and president of the Corporation, and to each of the Corporation's four other most highly compensated executive officers (the "Named Executives").

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                          LONG-TERM
                                                                         COMPENSATION    ALL OTHER
                                            ---ANNUAL-COMPENSATION----------AWARDS------COMPENSATION
                                                                          SECURITIES
                                                                          UNDERLYING
                                                    SALARY     BONUS     OPTIONS/SARS
       NAME AND PRINCIPAL POSITION          YEAR     ($)        ($)         (#)(1)       ($)(2)(3)
----------------------------------------------------------------------------------------------------
Robert B. McDonald........................  1997   $650,000   $508,000      60,000        $53,980
  President and                             1996    645,192    165,000      35,000         57,160
  Chief Executive Officer                   1995    608,846    325,000      57,500          7,961
Robert T. Jeffares........................  1997    380,000    213,400      30,000         28,663
  Executive Vice President                  1996    380,000     78,000      20,000         29,856
  and Chief Financial Officer               1995    376,769    142,000      19,500          4,523
L. Donald Simpson.........................  1997    310,000    227,300      20,000         21,107
  Group Vice President                      1996    303,077     55,000      12,000         20,538
                                            1995    267,861    146,000      10,400          1,850
Dennis J. Kerrison(3).....................  1997    288,403    126,100      10,000         --
  Group Vice President                      1996    273,003     25,000       7,000         --
Marshall E. Bloom.........................  1997    245,000    160,200       9,500         15,600
  Vice President                            1996    245,000     42,000       7,500         15,500
                                            1995    242,288     64,000       6,500          1,500

--------------------------------------------------------------------------------

(1) Options to acquire shares of Common Stock. No restricted stock options were granted to any of the Named Executives.

(2) Includes two components: a) employer matching contributions under the Corporation's 401(k) and Supplemental Savings Plans and b) actuarially determined value of Corporation-paid premiums on "split-dollar" life insurance. The respective amounts for each of the Named Executives are as follows: Mr. McDonald, $6,980, $47,000; Mr. Jeffares, $4,663, $24,000; Mr.
     Simpson, $3,707, $17,400; and Mr. Bloom, $1,600, $14,000.

(3) Mr. Kerrison joined the Corporation in May 1996 as Group Vice President. He is not a participant in the Corporation's 401(k) or Supplemental Savings Plan, and no "split-dollar life insurance premiums are paid on his behalf.

STOCK OPTION PLANS

     The Corporation has two stock option plans which provide for grants of options to key employees and nonemployee directors. The Board is recommending that the shareholders approve a new plan at its Annual Meeting. See "Proposal
Two: 1998 Stock Compensation Plan." Plan provisions allow grants of incentive stock options, non-qualified stock options or other stock-based awards, with terms not to exceed 10 years, at an option price which is not less than the market value of the Corporation's Common Stock on the date of grant.

OPTION GRANTS IN 1997

     The following table provides information related to options granted to the Named Executives during 1997:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES OF
                                                                                       STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                              FOR OPTION TERM(3)(4)
-----------------------------------------------------------------------------   --------------------------------------
                        NUMBER OF      % OF TOTAL                               --------------------------------------
                        SECURITIES    OPTIONS/SARS
                        UNDERLYING     GRANTED TO    EXERCISE OR
                       OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION
        NAME           GRANTED #(1)       1997        ($/SH)(2)       DATE      0%($)(4)      5%($)          10%($)
-----------------------------------------------------------------------------   --------------------------------------
Robert B. McDonald        60,000          13.1%        $ 42.50     03/12/07        $0      $  1,606,500   $  4,054,500
Robert T. Jeffares        30,000           6.5%        $ 42.50     03/12/07         0           803,250      2,027,250
L. Donald Simpson         20,000           4.4%        $ 42.50     03/12/07         0           535,500      1,351,500
Dennis J. Kerrison        10,000           2.2%        $ 42.50     03/12/07         0           267,750        675,750
Marshall L. Bloom          9,500           2.1%        $ 42.50     03/12/07         0           254,363        641,963
Increase in Market Value to Shareholders(5)                                                $1.6 billion   $4.2 billion

--------------------------------------------------------------------------------

(1) All options were granted pursuant to the 1993 Employee Stock Compensation Plan and have a term of 10 years. Each Named Executive received only a single grant in 1997. These grants are exercisable in cumulative 33 percent installments commencing one year from date of grant, with full vesting occurring on the third anniversary date or on the retirement of an employee over 62 years of age. For additional information regarding options, see "Change-in-Control and Severance Agreements."

(2) The exercise price may be paid by remitting cash or already owned shares of the Corporation's Common Stock, or by a combination thereof. The related tax withholding obligations may be paid by remitting cash, already owned shares of the Corporation's Common Stock, or by having the Corporation withhold a portion of the shares deliverable upon exercise, or by a combination thereof.

(3) The potential realizable value portion of the foregoing table indicates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on the Corporation's Common Stock over the terms of the options.

(4) Without an appreciation in stock price, the optionees will not realize any gain. A zero percent increase in stock price would result in zero dollars for the optionee.

(5) Calculated by using a Common Stock price of $42.50 and the average shares outstanding for February 1997, assuming five and 10 percent compounded growth rates, the increase in market value to common shareholders is shown for comparative purposes only. It is not a prediction of future stock performance.

OPTION EXERCISES IN 1997 AND VALUE OF OPTIONS AT DECEMBER 31, 1997

     The following table provides information related to options exercised by the Named Executives during 1997 and the number and value of options held at year end. The Corporation does not have any stock appreciation rights outstanding.

          OPTION EXERCISES IN 1997 AND VALUE OF OPTIONS AT END OF YEAR

-------------------------------------------------------------------------------------------------------------------
                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARE                          ---DECEMBER-31,-1997-(#)-------DECEMBER-31,-1997-($)(1)--
                        ACQUIRED ON         VALUE         ---------------------------   ---------------------------
NAME                    EXERCISE (#)   REALIZED ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------
Robert B. McDonald....                                      116,961        102,499      $  728,286      $142,500
Robert T. Jeffares....     16,000          $545,500         116,667         49,833       1,394,000        71,250
L. Donald Simpson.....                                       28,934         31,446          --            47,500
Dennis J. Kerrison....                                       --             17,000          --            --
Marshall L. Bloom.....                                       17,234         16,666          53,500        22,563

--------------------------------------------------------------------------------

(1) Value based on market price of the Corporation's Common Stock at date of exercise or end of fiscal year minus the exercise price multiplied by the number of shares to which the exercise relates.

(2) Neither Mr. Simpson's exercisable options nor Mr. Kerrison's unexercisable options are in the money.

PENSION PLAN

     The Corporation has a noncontributory defined benefit pension plan ("Pension Plan") covering substantially all U.S. employees. The Corporation also has non-qualified Supplemental Retirement Plans ("SERPs"). These SERPs provide for benefits which, except for the application of the limits of Section 415 and
Section 401(a)(17) of the Internal Revenue Code, would have been payable to executives under the Pension Plan, and gives an executive approximately the same retirement benefits he would have received had he been with the Corporation 35 years at the time of his retirement. The retirement benefits of the Named Executives are computed using the average of the compensation for the highest three consecutive years. Payments under the SERPs will be paid by the Corporation out of its general assets. The table below shows the estimated annual straight life annuity benefits payable to participants of both the defined benefit plan and the SERPs upon retirement at age 65. The benefits indicated in the table reflect a reduction for Social Security benefits, as provided in the plan benefit formula.

     The following table shows the estimated annual benefits payable upon normal retirement under the Pension Plan as augmented by SERPs.

                                                   ESTIMATED ANNUAL BENEFITS
                                                   NUMBER OF YEARS OF SERVICE
-----------------------------------------------------------------------------------------------------
                           --------------------------------------------------------------------------
ANNUAL COMPENSATION           15         20         25         30         35         40         45
-----------------------------------------------------------------------------------------------------
$ 200,000................  $ 46,465   $ 61,953   $ 77,442   $ 92,930   $108,418   $123,907   $139,395
   300,000...............    71,215     94,953    118,692    142,430    166,168    189,907    213,645
   400,000...............    95,965    127,953    159,942    191,930    223,918    255,907    287,895
   500,000...............   120,715    160,953    201,192    241,430    281,668    321,907    362,145
   600,000...............   145,465    193,953    242,442    290,930    339,418    387,907    436,395
   700,000...............   170,215    226,953    283,692    340,430    397,168    453,907    510,645
   800,000...............   194,965    259,953    324,942    389,930    454,918    519,907    584,895
   900,000...............   219,715    292,953    366,192    439,430    512,668    585,907    659,145
 1,000,000...............   244,465    325,953    407,442    488,930    570,418    651,907    733,395
 1,200,000...............   293,965    391,953    489,942    587,930    685,918    783,907    881,895
-----------------------------------------------------------------------------------------------------

     Annual compensation covered by the Pension Plan is defined as gross pay, which is essentially identical to the total salary and bonus compensation reported for Named Executives McDonald, Jeffares, Simpson and Bloom as shown in the Summary Compensation Table. Mr. Kerrison participates in and contributes to The Associated Octel Company Limited Pension Plan, under which benefits are computed based on final salary. Credited years of service under the plans as of December 31, 1997, were: Mr. McDonald, 29; Mr. Jeffares, 14; Mr. Simpson, 6; Mr. Kerrison 2; Mr. Bloom, 42.

SAVINGS PLANS

     Substantially all U.S. employees of the Corporation are eligible to participate in the Great Lakes Savings Plan [401(k)] (the "Plan") beginning the first of the quarter following date of hire. Employees may elect to contribute up to 15 percent of their pay into the Plan, subject to certain limits prescribed by Section 402(g) of the Internal Revenue Code. Effective January 1, 1998, the Corporation makes matching contributions of $.50 for each dollar contributed up to the first four percent of salary, plus $.50 for each dollar contributed of the next two percent of salary, based upon the achievement of an EVA ("economic value added") performance goal. The match above the first two percent of salary contributed is in Common Stock of the Corporation. Employees determine how their salary deferrals and matching contributions are invested by selecting from several investment alternatives, including the Corporation's Common Stock. All deferrals and contributions are recorded in individual accounts and held in trust.

     A non-qualified Supplemental Savings Plan provides participants with benefits which, except for the limitations of the Internal Revenue Code, they would have received under the Plan. Payments under this supplemental plan are paid by the Corporation out of its general assets.

EXECUTIVE DEFERRED COMPENSATION PLAN

     The Corporation maintains the Great Lakes Chemical Deferred Compensation Plan, an unfunded, non-qualified, deferred compensation plan under which eligible employees of the Corporation may elect on a voluntary basis to defer a portion or all their annual cash compensation until retirement or termination from the Corporation. Eligible employees must make an annual irrevocable election to defer compensation which will first be paid, earned or awarded in the following year.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

     The Corporation recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Corporation and its shareholders. In order to ensure management stability and the continuity of key management personnel, the Corporation has entered into Change-in-Control Agreements with each of the Named Executives and with certain other executives of the Corporation.

     The material terms and conditions of the Change-in-Control Agreements provide that if, following a change in control of the Corporation (as defined in the agreements), the Corporation or a successor terminates the employment of any covered executive other than for cause, or any such executive terminates his employment with the Corporation for good reason, then such executive will, with certain limitations, receive a payment equal to three times the sum of (i) his annual salary at time of termination or change in control, whichever is higher, and (ii) the highest annual bonus paid or awarded to him in the year in which such termination occurs or the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive will become vested and immediately exercisable and the executive can receive the cash value of any or all such options whose current value (as determined by the market price of the Company's common stock) exceeds the exercise price thereof, and all restrictions on other Awards will immediately lapse.

     An additional payment may also be made by the Corporation to the executive to compensate the executive for any excise taxes imposed on certain severance payments under the agreement. The Corporation will also continue the participation of such executive in the Corporation's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. These Change-In-Control Agreements may be terminated by the Corporation at any time prior to the commencement of a change in control of the Corporation.

     The Corporation has a Severance Plan (the "Plan") for the Named Executives and certain other employees (the "Executives"). In order to receive any payments or benefits under the Plan, an Executive is required to sign an Agreement and Release Form which prohibits the disclosure of confidential information and any engagement in certain competitive activities for a specified period of time after termination of employment. The Plan provides that in the event of a covered termination of employment (which includes, among other things, termination of employment other than for cause, as defined in the Plan), the Executive will receive (a) payments equal to the Executive's then annual salary ("Severance Payments") and (b) reimbursement of certain medical and dental benefit premiums ("Benefits") for a period of up to 18 months. The Executive will also receive one additional week of Severance Payments and Benefits for each year of service. The Plan also provides for certain outplacement services. All Severance Payments and Benefits will terminate at the time any such Executive obtains new employment. In the event of death, any remaining Severance Payments will be paid to the Executive's estate and, if applicable, Benefits will be payable to the Executive's dependents. If payment becomes due under any eligible Executive's Change-in-Control Agreement, no Severance Payments, Benefits or outplacement services will be provided under this Plan.

SPLIT-DOLLAR LIFE INSURANCE

     A split-dollar life insurance arrangement (the "Arrangement") provides key executives who elected to participate with additional life insurance at a minimal cost to the executive and with complete cost recovery to the Corporation. This Arrangement provides pre-retirement life insurance to the designated individuals on the basis of three times salary for the chief executive officer and two times salary for the other participants. In addition, each participating executive will receive post-retirement life insurance equal to one times salary at retirement, decreasing by 10 percent per year until the end of the fifth post-retirement year. Life insurance equal to the remaining 50 percent of salary will be provided each year thereafter. The Corporation retains a collateral assignment of the cash value in each of the policies. Upon the death of an insured executive, the Corporation will receive all proceeds of the insured's policy in excess of the stated death benefit, which amount will be not less than the premiums paid for the policy, plus a return to the Corporation of four percent of the premiums paid. If a policy is surrendered, which cannot occur before the earlier of the insured's 65th birthday or termination of employment from the Corporation, the Corporation will recover either the cash surrender value or the premiums paid for that policy with interest compounded at four percent interest.

               REPORT OF THE COMPENSATION AND INCENTIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Incentive Committee (the "Committee") of the Board, comprised of four independent nonemployee directors, is responsible for establishing executive compensation programs designed to attract and retain performance-oriented key executives committed to the long-term success of the Corporation and to the enhancement of shareholder value. The Corporation's executive compensation program provides a strong link between executive and shareholder interests while recognizing individual contributions as well as overall financial results. The Committee meets periodically with independent compensation consultants to ensure that compensation practices are competitive within the specialty chemical industry and with similarly sized industrial companies.

     The Committee approves all compensation programs, including the setting of annual performance goals, target guidelines and award levels. In conjunction with the full Board, the Committee reviews corporate and individual performance, administers and grants awards under all executive compensation plans, and ensures that compensation levels are externally competitive and internally equitable. It is also responsible for recommending to the Board the overall compensation of the chief executive officer and approving the compensation of the other key executives.

     The Committee conducts a full review of the Corporation's executive compensation program each year. This includes a review of various external compensation surveys of similarly sized industrial companies, as well as a comprehensive evaluation of the executive compensation practices of a benchmark group of peer chemical companies.

COMPENSATION COMPONENTS

     Corporate and individual performances are recognized through both short- and long-term incentive compensation plans designed to align the interests of executives and shareholders. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility and individual performance; annual incentive compensation awards in the form of cash bonuses, which reflect both corporate and individual performance; and long-term incentive compensation in the form of stock options, which create value for the executive only if the price of the Corporation's stock appreciates. The latter two components provide at-risk compensation which is linked directly to financial results. The Committee considers all elements of compensation when determining an individual's total compensation.

SHORT-TERM INCENTIVE COMPENSATION

     Each year the Committee reviews the base salary of the chief executive officer and, in conjunction with the chief executive officer, reviews the base salaries of other corporate officers; however, the Committee makes the final compensation decisions concerning such officers. The median level of the executive market as assessed by external surveys is used as the main criteria in determining base salary. The level and scope of responsibility, experience, and corporate and business unit performances, as well as individual performance, are also key criteria in base salary determination.

     A Management Incentive Compensation Plan ("MICP") provides incentive compensation in the form of cash bonuses to executive officers, managers and other selected key employees who have a broad impact on performance. The philosophy for incentive compensation is to provide awards when financial objectives are achieved and provide no or reduced awards when the objectives are not achieved. The awards granted in 1997 were based on corporate pre-tax earnings per share, business unit pre-tax earnings, return on assets and individual achievement. The key determinant for awards under the 1998 MICP will be the attainment of EVA ("economic value added") goals.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation is comprised of annual grants of stock options which are designed to encourage key employees to remain with the Corporation by providing them with a long-term interest in the Corporation's overall performance and to motivate them to maximize long-term shareholder value. The Corporation's stock option grant guidelines were designed and have been revised periodically with the assistance of external compensation consultants. The Committee administers the stock compensation plans. Stock options with three-year vesting are generally granted annually and cannot be exercised for at least one year from the date of grant. Options expire after 10 years. The Committee has available information as to the level of past awards and individual stock ownership of the executive officers. During 1997 the Board endorsed a management recommendation establishing stock ownership guidelines for key executives at a multiple of their base salary to better align the interests of management with the interests of the Corporation's shareholders The multiple varies from between one and one-half to five times salary, with the multiple increasing with one's position within the Corporation. Individuals are given five years to achieve the target ownership levels.

     The stock option grant guidelines provide clear and consistent guidance for the granting of stock options, participation eligibility and administration of the program. Stock option awards are based on corporate and individual performance and the degree of impact which the Committee feels the individual can have on future performance. The grant guidelines were developed based on competitive surveys.

CHIEF EXECUTIVE COMPENSATION

     Mr. McDonald's compensation includes base salary, incentive compensation and stock options. Consistent with all other executive officers, the chief executive officer's compensation was determined in accordance with the salary policy, bonus programs and stock option guidelines previously discussed, which are the same for the chief executive officer and other corporate officers.

     The Committee determined that in order to better align Mr. McDonald's compensation with shareholder interests, a greater portion of his compensation would be at-risk and directly linked to financial results. Mr. McDonald's base compensation in 1997 remained unchanged from his 1996 base compensation of $650,000. A bonus of $508,000 was granted to Mr. McDonald on February 7, 1998. Consideration was given to improvement in the Corporation's overall financial performance and the leadership he provided regarding the decisions to restructure the Corporation.

     An option to purchase 60,000 shares of the Corporation's Common Stock was granted to Mr. McDonald on February 11, 1997, based on the 1997 Stock Option Grant Guidelines. This option was granted at an exercise price equal to the fair market value of the Common Stock on the date of grant and has a term of 10 years with a three-year vesting period.

POSITION ON DEDUCTIBILITY OF COMPENSATION

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") limits the deductibility of pay in excess of $1 million paid to the Corporation's chief executive officer, and the next four highest paid officers during any fiscal year, unless such pay meets certain requirements. In 1997, for the first time, the compensation of the chief executive officer exceeded the $1 million cap.

     It is the general intention of the Committee to ensure that executive compensation will meet the requirements for deductibility under the Act. However, the Committee reserves the right to authorize compensation payments which may not be fully tax deductible by the Corporation, if it believes that it would be in the best interests of the Corporation and its shareholders under the circumstances.

SUMMARY

     With a significant portion of the Corporation's executive compensation linked directly to individual and corporate performance and stock price appreciation over the long term, the Committee believes that these compensation practices will help ensure alignment with the interests of the Corporation's shareholders. While recognizing that fluctuations of the business cycle may negatively impact financial performance from time to time, the Committee believes that the strong leadership provided by the Corporation's senior executives, the recent restructuring of the Corporation and the infrastructure that they have put in place have positioned the Corporation to capitalize on the opportunities that lie ahead.

     This report is submitted by the members of the Compensation and Incentive Committee, none of whom is or has been a former employee of the Corporation.

                                          Compensation and Incentive Committee

                                          John S. Day
                                          Thomas M. Fulton
                                          Louis E. Lataif
                                          Richard H. Leet

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return to shareholders on the Common Stock of the Corporation for the last five years to the cumulative total return on the S&P 500 Composite and S&P Specialty Chemical Indices over the same period.

            GREAT LAKES CHEMICAL CORPORATION VS. S&P EQUITY INDICES
                  TOTAL RETURN TO SHAREHOLDERS OVER FIVE YEARS

                                    S&P 500 COMPOSITE INDEX                     S&P CHEMICALS(SPECIALLY)INDEX
DEC-92                                                  100                               100
DEC-93                                               110.08                            114.02
DEC-94                                               111.53                             99.64
DEC-95                                               163.45                            130.83
DEC-96                                               188.88                            134.18
DEC-97                                               251.63                            166.17

                                          GREAT LAKES CHEMICAL CORPORATION(GLK)
DEC-92                                                                 100
DEC-93                                                              108.28
DEC-94                                                               83.25
DEC-95                                                              105.86
DEC-96                                                               69.43
DEC-97                                                               67.16

     The form of the above chart is in accordance with SEC requirements. Past results are not necessarily indicative of future performance, and this chart does not reflect the Corporation's forecast for future share price performance.

     It should be noted that in late 1997, action was taken to aggressively restructure the Corporation, including divestiture of its furfural and derivatives, Eastern European trading and environmental services businesses, which were reported as discontinued operations in the fourth quarter of 1997. In addition, steps were taken to spin off the Corporation's petroleum additives business.

     Management believes that these actions will enhance the Corporation's focus on its core specialty chemical businesses and increase shareholder value by building on the Corporation's established growth platforms in polymer additives, fine chemicals and other performance chemicals.

                   PROPOSAL TWO: 1998 STOCK COMPENSATION PLAN

     The Board of Directors has approved and recommends that the shareholders approve the proposed 1998 Stock Compensation Plan (the "1998 Plan"). The complete 1998 Plan is set out in Exhibit A attached. The following is a brief description of some of its features which is qualified in its entirety by reference to the terms of the 1998 Plan.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation present and voting, in person or by proxy, at the 1998 Annual Meeting will be necessary for the approval of the 1998 Plan.

     The purpose of the 1998 Plan is to provide an attractive compensation vehicle to attract and retain executives and other key employees with outstanding ability and motivate them to hold a significant financial interest in the Corporation's future success through stock ownership. In addition, the 1998 Plan will promote the interests of the Corporation and its shareholders by providing executive officers and key employees with incentives to devote their best efforts to the Corporation by aligning employee interests with those of the Corporation's shareholders.

     The Corporation has two stock compensation plans. The 1984 Plan was approved by the shareholders on May 3, 1984, authorizing the sale of 3,600,000 shares of Common Stock (after adjustment for the 100 percent stock dividends in 1989 and 1991), and terminated on May 3, 1994. From May 4, 1984, to March 8, 1993, the Corporation granted options to officers and key employees for a total of 3,600,000 shares of its Common Stock. Of that total, options covering 2,900,000 shares have been exercised and options covering 700,000 shares remain outstanding. The 1993 Plan, which was approved by the shareholders on May 6, 1993, and will terminate on May 6, 2003, authorized the issuance of 2,000,000 shares of Common Stock. From May 6, 1993, to March 1, 1998, the Corporation awarded options to executives and key employees totaling 1,500,000 shares of its Common Stock. None of these options have been exercised and options covering 1,500,000 shares remain outstanding. In addition, the Corporation awarded restricted stock to nine nonemployee directors totaling 2,700 shares of its Common Stock. None of these restricted stock awards have yet vested.

PRINCIPAL FEATURES OF THE 1998 PLAN

     - The aggregate number of shares proposed will not exceed 3.8 percent of the Corporation's total shares outstanding as of March 9, 1998.

     - Taking into consideration the unexercised options under the 1984 Plan, the ungranted and unexercised shares under the 1993 Plan, and the shares available for award under the 1998 Plan, the dilutive impact of these stock plans will be 8.4 percent of outstanding shares.

     - The Compensation and Incentive Committee (the "Committee"), empowered by the Board of Directors to grant awards under the 1998 Plan, is a fully independent committee comprised of four nonemployee directors.

     -  No discounted options will be awarded.

     - Only 20 percent of the shares available under the 1998 Plan can be allocated to other stock-based awards.

     -  There is an annual limit of 150,000 shares for award to any individual.

     -  All options will be priced at fair market value.

     - All options granted will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

     -  No stock options have been re-priced in the last 10 years.

GENERAL PROVISIONS

     1. The 1998 Plan will be administered by the Committee, which shall have complete authority to interpret the 1998 Plan and to make all determinations necessary or advisable for the administration of the 1998 Plan.

     2. The Committee may award incentive stock options meeting the requirements of Section 422(a) of the Internal Revenue Code, and non-qualified stock options, as well as other stock-based awards, collectively referred to as "Awards."

     3. The number of shares of Common Stock that will be reserved for issuance under the 1998 Plan is 2,250,000 shares of Common Stock of the Corporation. Any shares authorized under the 1998 Plan, that are not issued either because Awards are forfeited or terminated pursuant to the 1998 Plan, shall immediately become available for Awards.

     4. Only executive officers (including those who are also directors), other key employees and nonemployee directors (as defined in the 1998 Plan) of the Corporation or any of its subsidiaries may be granted Awards. Currently 18 executive officers, 540 other key employees and seven nonemployee directors will be eligible to be granted awards. The Committee, in its sole discretion, determines the person or persons to whom Awards are to be granted and the number of shares to be covered by each such Award.

     5. The 1998 Plan will remain in effect for 10 years from the effective date thereof.

     6. The Board has complete power and authority to amend, modify or terminate the 1998 Plan, except that the Board cannot increase the number of shares available for Awards under the 1998 Plan unless it is permitted by Paragraph 11 (Anti-Dilution Provision) of the 1998 Plan or approved by the Corporation's shareholders. No termination or amendment may, without the consent of the individual to whom any Award shall have been granted under the 1998 Plan, adversely affect the right of such individual under such Award.

     Although the 1998 Plan generally provides the Board with full authority to amend the 1998 Plan (other than to increase the total number of shares available for grant to awardees under the 1998 Plan), in order for the Corporation to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation, stockholder approval is required for certain amendments.

     7. Except as determined by the Board or the Committee, options granted under the 1998 Plan will be exercisable only during an optionee's employment by or service with the Corporation and up to three months after the termination of an optionee's employment or service for any other reason, except that in the Board's (or, if such authority is delegated by the Board, the Committee's or the chief executive officer's) discretion an option may be exercisable for a period of up to three years after the retirement or death, or for up to 10 years after mandatory retirement under the Executive Mandatory Retirement Policy. An option may be exercised after the termination of an optionee's employment or service only to the extent that (i) the optionee was entitled to do so on the date of termination, and

(ii) the option would not otherwise have expired had the optionee continued to be employed by or in the service of the Corporation. The Board (or, if such authority is delegated by the Board, the Committee) may, in its discretion determine that an authorized leave of absence or disability shall be deemed to satisfy the 1998 Plan's employment requirements.

     8. The number, kind and grant price of shares subject to outstanding Awards and the number and kind of shares available for subsequent Awards, will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger or consolidation or any other similar change in capitalization.

     9. Except as may be determined by the Board or the Committee, no Award will be transferable otherwise than by will or the laws of descent and distribution, and no Award granted may be exercised by any person other than the person to whom the Award was initially granted during the lifetime of such initial awardee.

     10. As of the date of this Proxy Statement, the Committee has not approved any Awards under the 1998 Plan. Neither the number nor types of future 1998 Plan Awards to be received by or allocated to particular participants is presently determinable, and it is not possible to determine the Awards that would have been made under the 1998 Plan in 1997 had the 1998 Plan then been in effect. However, in 1997 Awards covering 517,860 shares were granted to executive officers and key employees under the 1993 Plan. In addition, 300 shares of restricted stock were granted to each of the nonemployee directors on January 1, 1998.

     11. The maximum number of shares that may be awarded to any employee in any year shall not exceed 150,000, subject to adjustment as provided in Paragraph 11 of the 1998 Plan.

STOCK OPTIONS

     1. The option price in each instance will not be less than 100 percent of the market value of the Common Stock at the time the option is granted. The option price will generally be the closing price of the Corporation's stock the preceding trading day on the New York Stock Exchange and will remain constant during the life of such option (subject to adjustment in the event of a recapitalization or a similar change), regardless of the changes in the market value of the Common Stock.

     2. Upon exercise, the option purchase price is to be paid in full in cash, by exchanging Common Stock already owned by the optionee for at least six months prior to the date of exercise, by delivery of a broker exercise notice, by a combination of such methods, or by such other method as the Committee may determine.

     3. During the 60-day period from and after a change in control of the Corporation (as defined in the 1998 Plan) all optionees will have the right to surrender all or part of their outstanding options, unless determined otherwise by the Committee at the time of grant, to the Corporation and receive a cash payment equal to the amount by which the fair market value of these shares on the exercise date exceeds their option price. Optionees will be required to give written notice to the Corporation (within this 60-day period) to elect to exercise this right to surrender options and receive a cash payment.

     4. Whenever a non-qualified option is exercised, the Corporation may require as a condition of delivery that the optionee remit an amount sufficient to satisfy all related federal, state and local withholding tax requirements.

OTHER STOCK-BASED AWARDS

     1. The Committee may grant other stock-based Awards either alone or in addition to other Awards under the 1998 Plan.

     2. The Committee may place such restrictions on such Awards as the Committee determines to be necessary.

     3. The maximum number of shares with respect to which other stock-based awards may be granted shall not exceed 450,000, subject to adjustment as provided in Paragraph 11 of the 1998 Plan.

CHANGE IN CONTROL

     Upon a change in control of the Corporation (as defined in the 1998 Plan), all options will immediately vest and become exercisable and all restrictions on other Awards will immediately lapse.

FEDERAL TAX CONSEQUENCES

     a. Incentive Stock Option: A participant will not realize taxable income, and the Corporation will not be entitled to a deduction at the time of the grant or exercise of such option. If the participant makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant of such option, or within one year of the transfer of the shares to such participant, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. Under such circumstances, the Corporation will not be entitled to any deduction for federal income tax purposes. If the foregoing holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the shares, if any, over the option price, and the Corporation will be entitled to a corresponding deduction for federal income tax purposes.

     b. Non-Qualified Stock Option: A participant will not realize taxable income at the time of the grant of an option which does not qualify as an incentive stock option. Upon exercise, of such non-qualified stock option, however, the participant will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option price, and the Corporation will be entitled to a corresponding deduction for federal income tax purposes. Upon a subsequent disposition of such shares, the participant will realize short-term or long-term capital gain or loss with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise.

     c. Restricted Stock Grant: A participant awarded restricted stock will not recognize taxable income at the time of the Award unless he or she elects otherwise. At the time the restrictions on the restricted stock lapse, the participant will recognize ordinary income and the Corporation will be entitled to a corresponding deduction equal to the excess of the fair market value of the Common Stock on the date the restrictions lapse over the amount, if any, paid for such stock. Dividends, if any, paid to the participant on restricted stock will be taxable to the participant as ordinary income and deductible by the Corporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL TWO.

          PROPOSAL THREE: SHAREHOLDER PROPOSAL ON THE CLASSIFIED BOARD

     One shareholder has given notice that it will introduce a proposal and supporting statements (the "Proposal") for action at the Annual Meeting. The names and address of the shareholder submitting the Proposal, as well as the number of shares held by such shareholder, will be furnished by the Corporation, either orally or in writing as requested, promptly upon receipt of any oral or written request. The Proposal as submitted reads as follows:

     BE IT RESOLVED, that the shareholders of Great Lakes Chemical Corporation request that the Board of Directors take the necessary steps to declassify the Board and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

                              SUPPORTING STATEMENT

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually.

     THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

     Your Board of Directors believes that a declassification of the Board and the establishment of annual elections for all directors would negatively affect the continuity and stability of the Corporation's governance, have a negative impact on its long-term policies, and would not be in the best interests of the Corporation or its shareholders.

     The Corporation's Certificate of Incorporation, approved by shareholders, divides the Board of Directors into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year and therefore the entire Board could be replaced in the course of three annual meetings, all held within approximately two years. Thus, at all times, a majority of directors will have prior experience as Directors of the Corporation. This is important for ensuring that our Board has intimate knowledge of the Corporation's business. The Board believes that such a Board is most able to maximize long-term shareholder value, particularly through the development and execution of long-term strategic plans, a process that often takes years. Moreover, the Board believes that a Board with an historical perspective of the Corporation is better positioned to make the fundamental decisions that are best for the Corporation and its shareholders. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies that might result if the entire Board were elected each year. Such changes could hinder the Corporation in achieving its long-term strategic goals, and thus might deprive the shareholders of the opportunity to realize the maximum value of their investment.

     In the statement in support of its proposal, the proponent suggests that staggered terms lessen the Directors' accountability to shareholders. Your Board strongly disagrees. Shareholders have the power to propose and elect alternate nominees for the class of director to be elected each year, and thus may influence the Board's composition. This provides an effective balance between accountability and the need for stability and experience on the Board.

     In addition, the Board believes that staggered terms protect the interests of all shareholders in a variety of situations, especially in addressing proposals or actions by anyone with short-term interests that may, in the long run, not be in the best interests of the Corporation and its shareholders. The Board further believes that the staggered system of electing Directors affords the Corporation valuable protection against an unsolicited or unfriendly proposal that is deemed not in the best interest of shareholders. Staggered terms would also encourage possible corporate raiders to initiate such action through arm's-length negotiations with the Board. This additional time and leverage would enable your Board to review any takeover proposal, consider alternatives, and negotiate a more favorable result that maximizes shareholder value. In the event the Board is radically changed, which could occur with an annual election of the entire board, the new board may be unable or unwilling to protect the interests of shareholders.

     Under Delaware corporate law, members of the Board must perform their duties in good faith, with due care, acting in the best interest of the Corporation and its shareholders. The current classified structure does not alter the Board's legal duties.

     The Board observes that numerous well-respected U.S. corporations have staggered boards. It also believes that there is little evidence or research to indicate that stock performance is directly influenced by whether or not a board is elected annually or for three-year terms.

     Your Board believes that the classified Board of Directors is appropriate for a corporation like Great Lakes in that it facilitates continuity and stability of leadership and policy, assuring responsible, knowledgeable representation of the long-term interests of Great Lakes shareholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and officers, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     During 1997 nine Section 16(a) reports were filed late. Initial reports of ownership by Richard Boehner, vice president Corporate Development hired on June 2, 1997, and Mark Esselman, vice president Human Resources hired on September 11, 1997, were filed on June 19, 1997, and September 25, 1997, respectively. Reports covering various stock transactions occurring between January and September were reported late by Robert Hollier, vice president. Messrs. Kerrison and McDonald inadvertently failed to report stock option grants received in February 1997 on their year-end reports. Otto Furuta, vice president, inadvertently failed to include on his year-end report 128 shares of the Corporation's Common Stock owned indirectly by his son, which had been reported on his earlier SEC filings. Year-end reports filed by Directors Fulton, Proops and Leet, either did not include beneficial ownership which had been reported earlier, or had inaccurately reported grants of phantom stock made on January 1, 1997.

                    INFORMATION RESPECTING THE CORPORATION'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accountants of the Corporation, selected by the Board for 1997, are Ernst & Young LLP, Indianapolis, Indiana. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     The Corporation anticipates holding its 1999 Annual Meeting of Shareholders on Thursday, May 6, 1999.

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1999 Annual Meeting of Shareholders must present such proposal to the secretary of the Corporation at its principal office in West Lafayette, Indiana, not later than November 30, 1998, in order for the proposal to be considered for inclusion in the Corporation's proxy statement.

     Shareholder proposals or director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set forth in the Bylaws of the Corporation in order to be properly brought before that Annual Meeting of Shareholders.

                                 OTHER MATTERS

     As of the date of this proxy statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed proxy have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

     The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners will be borne by the Corporation. Solicitations may be made by officers and regular employees of the Corporation, without additional compensation, by use of the mails, telephone, facsimile or personal calls.

                                            By order of the Board of Directors,

                                            MARY P. MCCLANAHAN
                                            Secretary
March 30, 1998

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

                                   EXHIBIT A

                        GREAT LAKES CHEMICAL CORPORATION
                          1998 STOCK COMPENSATION PLAN

     1. SHARES SUBJECT TO PLAN. 2,250,000 shares of common stock, par value $1.00 per share ("Common Stock") of Great Lakes Chemical Corporation (the "Corporation") shall be reserved for Awards granted under this Plan (the "1998 Plan"). If any Award granted under this 1998 Plan shall terminate or expire without being fully exercised for any reason prior to the end of the period under which Awards may be granted, the shares of Common Stock to which such termination or expiration relates shall again become available for Awards thereafter granted.

     2. EFFECTIVE DATE AND DURATION. This 1998 Plan shall become effective on May 7, 1998, upon its approval by the holders of a majority of the Common Stock of the Corporation present and voting (in person or by proxy) at the 1998 Annual Meeting of Shareholders, and shall continue in effect for a period of ten (10) years from the date of such shareholder approval. Upon expiration of such ten-year period, no further Awards shall be granted (although unexercised Awards theretofore granted shall continue in effect).

     3. AWARDS. The Board may grant Options, including Incentive Stock Options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and Non-Qualified Options, and other stock-based awards, collectively referred to as "Awards."

     4. ADMINISTRATION OF THE 1998 PLAN. The Board of Directors of the Corporation (the "Board"), which may act through its Compensation and Incentive Committee (the "Committee"), shall administer this 1998 Plan. It may in its sole discretion determine the person or persons to whom Awards are to be granted and the number of shares to be covered by each such Award, all within the limitations set forth in this 1998 Plan. It may interpret the provisions of this 1998 Plan and decide all questions of fact arising out of its application, and all such interpretations and determinations shall be conclusive and binding upon the individual employees and directors involved and all persons claiming under them.

     5. PERSONS ELIGIBLE FOR AWARDS. Individuals who are (a) executive officers,
(b) other key employees (including those who are also directors) or (c) non-employee directors, in each case of the Corporation or any of its subsidiaries, may be granted Awards. For this purpose, the term "subsidiary" shall mean any corporation in which the Corporation owns stock having 50 percent or more of the total combined voting power of all classes of such corporation's stock. A person is a key employee by virtue of meeting all of the following standards: (i) such person is employed by the Corporation or its subsidiaries,
(ii) such person has managerial, supervisory, professional, scientific, engineering or similar responsibilities and (iii) such person is not covered by any collective bargaining agreement binding on the Corporation or its subsidiaries.

     6. TERMS AND CONDITIONS OF OPTIONS. Options granted may be either Incentive Stock Options as defined in Section 422 of the Code, (hereinafter referred to as "ISOs") or options which are not within the 422 definition (hereinafter referred to as "Non-Qualified Options") (ISOs and Non-Qualified Options are referred to collectively as "Options").

          (a) INCENTIVE STOCK OPTIONS. The terms of each ISO granted shall include those terms which are required by Section 422 of the Code, and other such terms, not inconsistent therewith as the Board may determine.

          (b) NON-QUALIFIED OPTIONS. Subject to the minimum option price specified in paragraph (c), the terms of each Non-Qualified Option granted, which may be different in each case, shall be determined by the Board.

          (c) MINIMUM OPTION PRICE. The option price payable for the shares of Common Stock subject to each Option granted shall not be less than the fair market value of the Corporation's Common Stock at the time of the grant of that Option. The fair market value of the Corporation's Common Stock at the time of the grant of an Option shall be deemed to be equal to the closing price on the preceding trading day on the New York Stock Exchange; provided, however, that during the 60-day period from and after a change in control of the Corporation, "fair market value" shall mean, other than in the case of shares of Common Stock subject to ISOs, the higher of (X) the highest closing price of the Common Stock on the New York Stock Exchange during the 60-day period prior to the change in control of the Corporation and (Y) if the change in control of the Corporation is the result of a transaction or series of transactions described in paragraphs (a), (b) or
     (c) of Section 13(A)(v) hereof, the highest price for shares of Common Stock paid in such transaction or series of transactions, which in the case of such paragraph (a) shall be the highest price for shares of Common Stock as reflected in a Schedule 13D filed under the Exchange Act (as defined in Section 13(A)(v)(a) hereof) by the person having made the acquisition.

          (d) MAXIMUM NUMBER OF SHARES. Subject to the provisions of Paragraph 11 hereof, the maximum number of shares that may be awarded to any participant in any year hereunder shall not exceed 150,000.

     7. TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS. The Committee may grant other stock-based Awards either alone or in addition to other Awards under the 1998 Plan. The Committee will place such restrictions on such awards as the Committee determines to be necessary; provided however, that restricted stock awarded to any participant who is also a participant in the Corporation's Management Incentive Compensation Plan may not vest solely based upon the continued employment of the participant for a specified period of time. Subject to the provisions of Paragraphs 1 and 11 hereof, the maximum number of shares with respect to which awards may be granted under this Paragraph 7 shall not exceed 450,000.

     8. TRANSFER LIMITATIONS. Except as may be determined by the Board or the Committee, no Award granted shall be transferable otherwise than by will or the laws of descent and distribution, and no Award granted may be exercised by any person other than the person to whom the Award shall initially have been granted during the lifetime of such initial Awardee.

     9. EXERCISE OF AWARDS. Awards shall be exercised by written notice to the Corporation, which written notice must be accompanied by payment in full of the option price. Options may be exercised in one or more installments. Payment of the option price may be made as specified in each Award Agreement (as discussed below), (a) in cash, (b) by exchanging Common Stock of the Corporation already owned by the optionee for at least six months prior to the date of exercise, (c) by delivery of a combination of cash and Common Stock, (d) through the delivery of a notice that the optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable to the optionee upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Corporation in satisfaction of the aggregate exercise price of the Option or the exercised portion thereof or (e) by such other method as the Committee may determine. The exchanged shares, plus cash, if any, must be equal to the aggregate option price of the shares acquired upon exercise of the Option. The value to be used for any exchanged shares shall be the closing market price of the Corporation's Common Stock on the preceding trading day on the New York Stock Exchange. Notwithstanding the foregoing, during the 60-day period from and after a change in control of the Corporation, all optionees, with respect to any or all of their respective Options, shall, unless the Committee shall determine otherwise at the time of grant, have the right, in lieu of the payment of the full Option price of the shares of Common Stock being purchased under the Options and by giving written notice to the Corporation in form satisfactory to the Committee, to elect (within such 60-day period) to surrender all or part of the Options to the Corporation and to receive in cash an amount equal to the amount by which the fair market value of shares of Common Stock on the date of exercise exceeds the option price per share of Common Stock under the Options multiplied by the number of shares of Common Stock granted under the Options as to which the right granted by this sentence shall have been exercised.

          (a) MANDATORY WITHHOLDING TAXES. Whenever a Non-Qualified Option is exercised, the Corporation may require as a condition of delivery that the optionee remit an amount sufficient to satisfy all federal, state and local withholding tax requirements related thereto. The optionee may elect to pay the tax by remitting (1) cash, (2) shares of Common Stock already owned by the optionee for at least six months, (3) withholding a portion of the shares otherwise deliverable to the optionee upon the exercise, or (4) by any combination of the above. The value to be used for any shares delivered or withheld shall be the closing market price on the preceding trading day on the New York Stock Exchange.

          (b) DISQUALIFYING DISPOSITIONS OF ISO SHARES. An optionee shall be required to notify the Corporation of any disposition of shares issued pursuant to the exercise of an ISO under the circumstances described in
     Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days of such disposition.

     10. AWARD AGREEMENT. No person shall have any rights with respect to an Award unless and until the Corporation and the person to whom such Award shall have been granted shall have executed and delivered an Award Agreement containing provisions setting forth terms of the Awards.

     11. ANTI-DILUTION PROVISION. If, prior to the complete exercise of any Award, there shall be declared and paid a stock dividend upon the shares of Common Stock of the Corporation or if the shares shall be split up, converted, reclassified, changed into, or exchanged for, a different number or kind of securities of the Corporation, the Award, to the extent that it has not been exercised, shall entitle the holder upon the future exercise of such Award to such number and kind of securities or other property subject to the terms of the Award to which the holder would be entitled had such holder actually owned the shares subject to the unexercised portion of the Award at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or exchange; and the aggregate purchase price upon the future exercise of the Award shall be the same as if originally optioned or awarded shares were being purchased thereunder; or the Committee shall make such other adjustment to such Award as it deems appropriate. If any such event should occur, the number of shares with respect to which Awards remain to be issued, or with respect to which Awards may be reissued, shall be similarly adjusted.

     In the event the outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, combination or similar transaction (other than a transaction described in the previous paragraph), then each Award shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares subject to the Award would have been changed or exchanged had the Award been exercised in full prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding share, then the kind or amount of capital stock or cash, securities or other property for which the Award shall thereafter become exercisable shall be the kind and amount so receivable per share by a plurality of the shares; or the Committee shall make such other adjustment to such Award as it deems appropriate. If any such event should occur, the number of shares with respect to which Awards remain to be issued or with respect to which Awards may be reissued, shall be similarly adjusted.

     12. AWARDS GRANTED UNDER OPTION PLANS. Options granted under the 1984 and 1993 Plans shall be governed by the provisions of the respective Plan as amended. Awards granted under this 1998 Plan shall be governed by the provisions of this 1998 Plan.

     13. ADDITIONAL PROVISIONS.

     A. VESTING, TERMINATION OF EMPLOYMENT OR SERVICE.

          (i) Upon a change in control of the Corporation (as defined below), all Options shall immediately vest and become exercisable and all restrictions on other Awards shall immediately lapse.

          (ii) The following provisions shall be applicable in the event of an Awardee's termination of employment or service, except as may be otherwise determined by the Board or the Committee. An Award shall be exercisable only during the Awardee's employment by or service with the Corporation and for up to three months after the termination of such employment or service for any reason (including but not limited to any such termination of employment or service which occurs following a change in control of the Corporation), except that in the Board's (or, if such authority is delegated by the Board, the Committee's or the Chief Executive Officer's) discretion, an Award may be exercisable for a period of up to three years after retirement or death, or for up to ten years after mandatory retirement under the Executive Mandatory Retirement Policy.

          (iii) Except as otherwise determined by the Board or the Committee, an Award may be exercised after the termination of an Awardee's employment or service with the Corporation only to the extent that (a) the Awardee was entitled to do so on the date of termination (after giving effect to Section 13(A)(i) above), and (b) the Award would not have expired prior to the date of such exercise had the Awardee continued to be employed by (or to be in the service of) the Corporation.

          (iv) The Board (or if such authority is delegated by the Board, the Committee or the Chief Executive Officer) may in its discretion determine that an authorized leave of absence or disability shall be deemed to satisfy this 1998 Plan's employment or service requirements.

          (v) For purposes of this 1998 Plan, a "change in control of the Corporation" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

             (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than (i) the Corporation, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation,
        (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of shares of the Corporation (any such person is hereinafter referred to as a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation);

             (b) there is consummated a merger or consolidation of the Corporation with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto holding securities which represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, immediately after such merger or consolidation, more than 70% of the combined voting power of the voting securities of either the Corporation or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation;

             (c) the shareholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets; or

             (d) during any period of two consecutive years (not including any period prior to the date of this 1998 Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (b) or (c) of this paragraph) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

          For purposes of this 1998 Plan, where a change in control of the Corporation results from a series of related transactions, the change in control of the Corporation shall be deemed to have occurred on the date of the consummation of the first such transaction. For purposes of clause (a) of this subsection, the shareholders of another corporation (other than the Corporation or a corporation described in subclause (iv) of clause (a) of this subsection) shall be deemed to constitute a Person. Further, the sale, transfer, or other disposition of a subsidiary of the Corporation shall not constitute a change in control of the Corporation giving rise to payments or benefits under this 1998 Plan.

          Notwithstanding any other provision hereof, a "change in control of the Corporation" shall not be deemed to have occurred by virtue of the Corporation entering into any agreement with respect to, the public announcement of, the approval by the Corporation's shareholders or directors of, or the consummation of, any transaction or series of integrated transactions (including any merger or other business combination transaction) entered into in connection with, or expressly conditioned upon the occurrence of, a spin-off (such transaction or series of integrated transactions, the "Spin-Off Transaction") immediately following which the recordholders of the Common Stock of the Corporation immediately prior to the Spin-Off Transaction continue to have substantially the same proportionate ownership in the spun-off entity as they had in the Corporation immediately prior to the Spin-Off Transaction; provided that such Spin-Off Transaction (including any related merger of other business combination transaction) has been approved by a vote of a majority of the Corporation's Continuing Directors (as defined below) then in office. For purposes of this 1998 Plan, a "Continuing Director" shall mean any member of the Board of the Corporation who is a member of the Board as of the date of this 1998 Plan and any person who subsequently becomes a member of the Board, if such person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

     B. LISTINGS, REGISTRATION AND COMPLIANCE WITH LAWS AND REGULATIONS.

          (i) Each Award shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares subject to the Award upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue or purchase of shares thereunder, no such Award may be exercised or paid in Common Stock in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board and the Awardee will supply the Corporation with such certificates, representations and information as the Corporation shall request and shall otherwise cooperate with the Corporation in obtaining such listing, registration, qualification, consent or approval. In the case of executive officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, the Board may at any time impose any limitations upon the exercise of an Award which, in the Board's discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. Prior to the occurrence of a change in control of the Corporation, if the Corporation, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Award may be exercised, the Board may, in its discretion and without the Awardee's consent, so reduce such period on not less than 15 days written notice to the Awardee.

          (ii) Notwithstanding the terms of this paragraph, no Awardee shall have the right to require the Corporation to register, list or qualify said Award or any of the stock underlying such Option.

     C. AMENDMENT OF THE 1998 PLAN. Except as provided in the following sentence and as required by law, the Corporation's Board shall have complete power and authority to amend this 1998 Plan at any time and no approval by the Corporation's shareholders or by any other person, committee or other entity of any kind shall be required to make any such amendment effective. The Board shall not, however, increase the maximum number of shares available for Awards granted unless such increase shall either be approved by the Corporation's shareholders or shall be permitted by Paragraph 11. No termination or amendment may, without consent of the individual to whom any Award shall have been granted under the 1998 Plan, adversely affect the rights of such individual under such Award.

     D. CAPTIONS. The captions (i.e., all boldfaced words) are for convenience only, do not constitute a part of this 1998 Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of this 1998 Plan, and all provisions shall be construed as if no captions had been used.

     E. SEVERABILITY. Whenever possible, each provision in this 1998 Plan and in every Award at any time granted under this 1998 Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this 1998 Plan or any Award at any time granted under this 1998 Plan shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions and every Award at any time granted under this 1998 Plan shall remain in full force and effect.

     F. NO STRICT CONSTRUCTION. No rule of strict construction shall be applied against the Corporation, the Board, or any other person in the interpretation of any of the terms of this 1998 Plan, any Award granted under this 1998 Plan or any rule or procedure established by the Board or the Committee.

     G. APPLICABLE LAW. Every Award at any time granted under this 1998 Plan shall be deemed to be a contract made under the laws of the State of Indiana. For all purposes, both this 1998 Plan and every Award granted under this 1998 Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

   PROXY                GREAT LAKES CHEMICAL CORPORATION                 PROXY
   1998   This Proxy is solicited on behalf of The Board of Directors    1998


The undersigned hereby appoints ROBERT B. MCDONALD, ROBERT T. JEFFARES, AND
MARY P. MCCLANAHAN, and each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Shareholders to be held on Thursday, May 7, 1998, at 11:00 a.m. and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTOR NOMINEES AND APPROVAL OF THE 1998 EMPLOYEE
        STOCK COMPENSATION PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL.

                         ELIMINATE DUPLICATE MAILINGS

  SEC rules require the Corporation to mail an annual report to every shareholder even if there are multiple shareholders in the same household. If you are a shareholder of record and have the same address as other shareholders of record, you may authorize the Corporation to discontinue mailings of multiple annual reports. To do so, mark the box (see over) on each proxy card for which you do not wish to receive an annual report. Applicable law requires the Company to send separate proxy statements and proxy cards for all of your accounts.

[ ]  Mark here for address change

     ------------------------------------
     New Address

     ------------------------------------

     ------------------------------------      (PLEASE SIGN ON THE REVERSE SIDE)
--------------------------------------------------------------------------------
                            -FOLD AND DETACH HERE-

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                                                 GREAT LAKES CHEMICAL CORPORATION
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                              ]
     ----------------------------------------------------------------------------
     |         THE BOARD RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                   |     THE BOARD RECOMMEDS A VOTE AGAINST ITEM 3.
1998 ----------------------------------------------------------------------------
     |                                                                          |
     |                                                                          | 3. Shareholder proposal concerning the
 P   |  1. Election of Director Nominees:                FOR   Withhold  Except |    classified board.       For   AGAINST   Abstain
 R   |     Louis E. Lataif and Mack G. Nichols.          ALL     All            |                                  -------
 O   |                                                   ---                    |                            / /     / /       / /
 X   |     Nominee Exception _______________________     / /     / /      / /   | 4. In their discretion, the Proxies are authorized
 Y   |                                                                          |    to vote upon any other matter which may
     |  2. Approval of 1998 Stock Compensation Plan.     FOR   Against  Abstain |    properly come before the meeting.
     |                                                   ---                    |
     |                                                   / /     / /      / /   |
     |                                                                          |    Please check here to discontinue the annual
     ----------------------------------------------------------------------------    report mailing for this account.       / /

                                                                                                                               1998
                                                                                     ---------------------------------------------
                                                                                     Signature                         Date

                                                                                                                               1998
                                                                                     ---------------------------------------------
                                                                                     Signature                         Date

                                                                                     Please sign exactly as your name appears.
                                                                                     Joint owners should each sign personally. Where
                                                                                     applicable, indicate your official position or
                                                                                     representation capacity.

              SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
                                      NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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                                                      -FOLD AND DETACH HERE-